As filed with the Securities and Exchange Commission on November 10, 1997
                                                      Registration No. 333-34969



================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                   FORM S-3/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            BCAM INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)


            New York                                          13-3228375
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification Number)


                             1800 Walt Whitman Road
                            Melville, New York 11747
                                 (516) 752-3550

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Michael Strauss
                                    President
                            BCAM International, Inc.
                             1800 Walt Whitman Road
                            Melville, New York 11747
                                 (516) 752-3550

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Norman M. Friedland, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6500
                           (516) 663-6642 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                 Proposed Maximum   Proposed Maximum
                                                 Amount to be     Offering Price        Aggregate
    Title of Securities to be Registered          Registered         Per Share       Offering Price     Amount of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock of the Company, Issuable Upon        1,075,000            $.65             $698,750                 $211.74
Exercise of Non-Redeemable Class AA Warrants
------------------------------------------------------------------------------------------------------------------------------------

Common Stock of the Company, Issuable Upon          150,000         $.72193             $108,290                  $32.82
Exercise of Non-Redeemable Class BB Warrants
------------------------------------------------------------------------------------------------------------------------------------

Common Stock of the Company, Issuable Upon           10,000         $1.0264              $10,264                   $3.11
Exercise of Non-Redeemable Class CC Warrants
------------------------------------------------------------------------------------------------------------------------------------

Common Stock of the Company, Issuable in          1,075,000           $1.00           $1,075,000                 $325.76
Connection with the January, 1997 Offering

------------------------------------------------------------------------------------------------------------------------------------

Common Stock of the Company, Issuable in          6,000,000            $.25(a)        $1,500,000                 $454.55
Connection with BCA Services, Inc.
Convertible Preferred Stock, issued in
Connection with the July, 1997 Offering
------------------------------------------------------------------------------------------------------------------------------------

Common Stock of the Company, Issuable in            800,000            $.25(b)          $200,000                  $60.61
Connection with BCA Services, Inc.
Convertible Preferred Stock, issued in
Connection with the September, 1997 Offering
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                          $1,088.59
------------------------------------------------------------------------------------------------------------------------------------



(a) Assumes conversion of BCA Services, Inc. preferred stock to Common Stock of the Company at a conversion price of $.25 per share based on a formula which divides the dollar amount to be converted by a conversion price equal to 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price in no event can exceed $.6563 (70% of the average closing price for three days prior to closing) (the "Maximum Price"). The number of common shares issued can range from a minimum of 2,285,540 shares (based on the Maximum Price) to 6,000,000 shares based on a conversion price of $.25 per share (which is the product of $.357 and 70%). Should the conversion price fall below $.25 per share, the company would be required to register more shares per the terms of the Private Placement Offering underlying this transaction.

(b) Assumes conversion of BCA Services, Inc. preferred stock to Common Stock of the Company at a conversion price of $.25 per share based on a formula which divides the dollar amount to be converted by a conversion price equal to 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price in no event can exceed $.9331 (70% of the average closing price for three days prior to closing) (the "Maximum Price"). The number of common shares issued can range from a minimum of 214,339 shares (based on the Maximum Price) to 800,000 shares based on a conversion price of $.25 per share(which is the product of $.357 and 70%). Should the conversion price fall below $.25 per share, the company would be required to register more shares per the terms of the Private Placement Offering underlying this transaction.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            BCAM INTERNATIONAL, INC.

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
               INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-3

                               Item                       Location in Prospectus

 1.  Forepart of Registration Statement and Outside
     Front Cover Pages of Prospectus....................   Outside front cover
                                                           page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus.........................................   Inside front and
                                                           outside back cover
                                                           pages
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges..........................   The Company; Risk
                                                           Factors
 4.  Use of Proceeds....................................   Use of Proceeds
 5.  Determination of Offering Price....................   Outside front cover
                                                           page
 6.  Dilution...........................................   Dilution
 7.  Selling Security Holder............................   Selling Shareholders
 8.  Plan of Distribution...............................   Plan of Distribution

 9.  Description of Securities  to be Registered........   Description of
                                                           Securities to be
                                                           Registered
10.  Interests of Named Experts and Counsel.............   Experts; Legal
                                                           Matters
11.  Material Changes...................................   Recent Acquisition of
                                                           Drew Shoe Corporation
                                                           and Related
                                                           Acquisition Financing



12.  Incorporation of Certain Information by Reference..   Documents
                                                           Incorporated by
                                                           Reference
13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities.....   Not Applicable

      PRELIMINARY PROSPECTUS DATED November 10, 1997, SUBJECT TO COMPLETION



      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                            BCAM INTERNATIONAL, INC.

1,075,000 Shares of Common Stock Issuable Upon Exercise of Non-Redeemable Class AA Warrants

150,000 Shares of Common Stock Issuable Upon Exercise of Non-Redeemable Class BB Warrants


10,000 Shares of Common Stock Issuable Upon Exercise of Non-Redeemable Class CC Warrants


1,075,000 Shares of Common Stock Issued in Connection With January 15, 1997 Private Placement


6,800,000 Shares of Common Stock Issuable in Connection with BCA Services Convertible Preferred Stock

      This prospectus relates to the offering of a maximum aggregate of 9,110,000 shares of Common Stock of BCAM International, Inc.(the "Company"). All of the 9,110,000 shares included herein will be offered by various selling shareholders (the "Selling Shareholders"), and not the Company, as follows: (i) 1,075,000 shares acquired in a January 1997 private placement offering (the "January 1997 , and 1,075,000 shares issuable upon the exercise of Non-Redeemable Class AA warrants which were also acquired in the January 1997 Offering, at the Company's expense pursuant to the terms of the January 1997 Offering; (ii) 6,000,000 of the shares of Common Stock issuable in connection with the conversion of BCA Services, Inc.( a subsidiary of the Company) Preferred Stock, and the 150,000 shares of Common Stock issuable upon exercise of the Non-redeemable Class BB Warrants, which were issued as part of a private placement offering which commenced July 22,1997 (the "July 1997 Offering"), at the Company's expense pursuant to the terms of a registration rights agreement, dated July 22, 1997 by and among the Company, Corporate Capital Management and the subscribers to a certain Regulation D Securities Subscription Agreement between the Company and the subscribers.; and (iii) 800,000 of the shares of Common Stock issuable in connection with the conversion of BCA Services, Inc. Preferred Stock, and the 10,000 shares of Common Stock issuable upon exercise of the Non-Redeemable Class CC Warrants, which were issued as part of a private placement offering which commenced September 17, 1997 (the "September 1997 Offering"), at its expense pursuant to the terms of a registration rights agreement, dated September 17, 1997 by and among the Company, Corporate Capital Management and the subscribers to a certain Regulation D Securities Subscription Agreement between the Company and the subscribers.


      The Company is not aware of any underwriting arrangements with respect to the sale of the securities to which this Prospectus relates. The Common Stock is traded from time to time on the Boston Stock Exchange and on the NASDAQ Small Cap Market at prices then prevailing.

      The Company will not receive proceeds from the sale of these shares but will receive proceeds from the exercise of the Warrants described (see "Use of Proceeds").

                              --------------------

            The shares offered hereby involve a high degree of risk.
                    See "Risk Factors" beginning on Page 5.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is October __, 1997


      No dealer, sales representative or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock offered hereby by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or in which the persons making such an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to its date.

                              --------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents previously filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:


      (1) The Company's Annual Report on Form 10-KSB and Forms 10-KSB/A for the year ended December 31, 1996;

      (2) The Company's Quarterly Report on Form 10-QSB and Forms 10-QSB/A for the quarter ended March 31, 1997;

      (3) The Company's Quarterly Report on Form 10-QSB and Form 10-QSB/A for the quarter ended June 30, 1997;

      (4) The Company's Current Reports on Form 8-K and Form 8-K/A, filed on October 1, 1997 and October 29, 1997 respectively.


      (5) The description of the Company's Common Stock contained in the Form 8-A (File number 0-18109), as filed with the Commission on November 13, 1989.






      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of any document that has been incorporated in this Prospectus by reference. Requests for such documents should be directed to the Company at its offices located at 1800 Walt Whitman Road, Melville, New York 11747 (Telephone Number
(516) 752-3550), Attention: Secretary.

                                   THE COMPANY


      BCAM International, Inc. (the "Company") has been primarily a software technology company, specializing in providing ergonomic solutions (human factors engineering) to individuals, major corporations and government agencies, including the National Aeronautics Space Administration ("NASA"). On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a leading designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had revenues for its year ended December 31, 1996 of approximately $14.6 million and has been in business for approximately 125 years. Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through utilization of Company technology (both existing and under development) into Drew Shoe products and a platform for further possible acquisition of medical footwear and related business. See "Risk Factors; History of Operating Losses; Effect of Recent Acquisition". The Company's revenues have historically been derived primarily from consulting services. Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business. The Company's focus is on broadening and strengthening the development and accelerating the commercialization of the Company's Intelligent Surface Technology ("IST"), continuing the development of proprietary software, which consists of the intelligent part of IST, MQPro(TM) (formerly Mannequin( and the EARLY(R) process, building greater value for its ergonomic consulting services, which consists of Ergonomi Product Assessment and Redesign, and Ergonomic Workplace Assessment, and emphasizing a strategy of broadening and strengthening business relationships including joint ventures with major corporations, partnerships, licensees and other alliances, as well as acquisitions in the medical footwear business.

On September 9, 1997, the Company announced that the 1998 Cadillac STS would offer, as an option, an intelligent automobile seat, which utilizes the Company's IST technology through a license agreement with McCord Winn Textron, Inc., a subsidiary of Textron, Inc. There can be no assurance that this commercialization of the Company's IST technology will result in material revenues.

The Company's subsidiaries consist of BCAM Technologies, Inc. (principally IST and related technologies), BCA Services, Inc.(principally human ergonomics consulting), HumanCAD Systems, LTD. (Canada)(principally software development and marketing) and Drew Shoe Corporation (medical footwear).

                                  THE OFFERING


Common Stock Offered .........................  All of the 9,110,000 Shares of
                                                Common Stock offered herein will
                                                be sold by the Selling
                                                Shareholders as follows:
                                                1,075,000 Shares of Common Stock
                                                issuable upon exercise of
                                                Non-Redeemable Class AA
                                                Warrants; 150,000 Shares of
                                                Common Stock issuable upon
                                                exercise of Non-Redeemable Class
                                                BB Warrants; 10,000 Shares of
                                                Common Stock issuable upon
                                                exercise of Non-Redeemable Class
                                                CC Warrants; 1,075,000 Shares of
                                                Common Stock issued in
                                                connection with the January,
                                                1997 Offering ; 6,800,000 Shares
                                                of Common Stock issuable upon
                                                conversion of BCA Services, Inc.
                                                Series A Convertible Preferred
                                                Stock.

Common Stock Outstanding Before Offering .....  15,954,733  Shares (1)(2)

Common Stock Outstanding After This ..........  23,989,733 Shares  (2)
Offering.


Use of Proceeds ..............................  Proceeds from the exercise of the warrants will be used by the
                                                Company for general working
                                                capital purposes. All of the
                                                proceeds from the sale of the
                                                shares offered hereby will be
                                                received by the Selling
                                                Shareholders.

NASDAQ Symbols

          Common Stock .......................  BCAM

          Redeemable Class B Warrants ........  BCAML

          Redeemable Class E Warrants ........  BCAMZ

Boston Stock Exchange Symbol .................  BAM


(1) Includes 1,075,000 Shares of Common Stock issued in connection with the January, 1997 Offering, and offered herein.

(2) Does not include a total of 20,566,636 shares that are not being registered herein. These shares include: (i) shares of Common Stock issuable under options to acquire an aggregate of 432,000 shares (net of cancellations and exercises), issued under the Company's 1989 Stock Option Plan, as amended (the "1989 Plan"); (ii) 100,000 shares of Common Stock issuable upon the exercise of options granted to non-management directors under the Company's 1989 Non-Statutory Stock Option Plan (the "Non-Statutory Plan") ; (iii) 2,000,000 shares of Common Stock issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan (the "1995 Plan") ; (iv) 3,682,500 shares issuable upon the exercise of options that have been granted to directors, officers, employees and consultants, as part of a proposed 1997 Stock Option Plan, subject to shareholder approval; (v) 1,292,254 shares of Common Stock issuable upon exercise of Redeemable Class B Warrants; (vi) 737,382 shares of Common Stock issuable upon exercise of Redeemable Class E Warrants; (vii) 1,200,000 shares of Common Stock issuable upon the exercise of stock options granted to consultants and a former joint venture partner; (viii) 2,400,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants; (ix) 500,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class EE Warrants; (x) 7,500,000 shares of Common Stock issuable upon conversion of 10%/13% Convertible Subordinated Notes; and (xi) 722,500 shares of Common Stock issued in connection with the Drew Shoe acquisition..

                   RECENT ACQUISITION OF DREW SHOE CORPORATION
                        AND RELATED ACQUISITION FINANCING

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.6 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 shares of the Company's Common Stock. The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with a final payment due in the twenty-fifth (25th) month aggregating $200,000.

      See "Description of Securities; 10%/13% Convertible Notes and Non Redeemable Class DD... Warrants" for a description of the securities issued in order to finance the acquisition of Drew Shoe.

      Simultaneously with the acquisition, Drew Shoe closed a credit facility (guaranteed by the Company) consisting of a revolving line of credit and term loan with a commercial bank providing for total availability of $5.5 million, a portion of which is based upon agreed upon percentages of accounts receivable and inventory. As of the acquisition, the Company believes there to be approximately $4.5 million available under this credit facility (approximately $3.75 million of which was drawn down to pay certain existing liabilities of Drew Shoe and to transfer $250,000 to the Company.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. For its fiscal year ending December 31, 1996, Drew Shoe had revenues of approximately $14.6 million. The Company intends to continue to operate Drew Shoe as a manufacturer of medical footwear.

      Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through (i) utilization of Company technology (both existing and under development) into Drew Shoe products, (ii) a base from which to possibly acquire additional retail outlets for Drew Shoe products (iii) profit and systems improvement opportunities and (iv) a platform for possible further acquisition of medical footwear and related business. The Company believes that the medical footwear business is a fragmented business with expansion opportunities for the Company. There is no assurance that such opportunities will materialize or result in profitable operations.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business. The operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. In fact, the Company has financed the acquisition of Drew Shoe with convertible notes which will add significant cash and non-cash charges for interest and financing as well as financial covenants.

      Reference is made to Form 8-K/A filed on October 29,, 1997 for a more complete understanding of the Drew Shoe acquisition and related financing as well as to "Special Risk Factors - Charges to Operations Related to Recent Financings" and "Description of Securities, 10%/13% Redeemable Convertible Notes."



                                  RISK FACTORS


      The securities offered hereby are speculative in nature, involve a high degree of risk, and should only be purchased by investors who can afford the loss of their entire investment. Each prospective investor should carefully consider the following risks, as well as others described elsewhere in this Prospectus (see especially "Special Risk Factors"), before purchasing the securities offered hereby. This Prospectus contains forward-looking statements, which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expected in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the following risk factors.

      FINANCIAL STANDARDS FOR CONTINUED NASDAQ LISTING. On August 22, 1997 the Securities and Exchange Commission approved NASDAQ proposed changes to its current listing criteria (the "new requirements"). Under the new requirements, for initial listing the Company, generally, must have (i) net tangible assets of at least $4,000,000, or a market capitalization of at least $50,000,000, or net income in two of the last three years of $750,000; (ii) a minimum of 1,000,000 shares publicly held; (iii) a minimum of $5,000,000 in market value of public float; (iv) a minimum bid price of $4.00 per share; (v) a minimum of 300 shareholders; (vi) an operating history of one year or a market capitalization of $50,000,000; and (vii) implementation of corporate governance requirements. Under the proposed rules for continued listing, the Company, generally, must have (i) net tangible assets of $2,000,000, or a market capitalization of at least $35,000,000, or net income in two of the last three years of at least $500,000; (ii) a minimum of 500,000 shares publicly held; (iii) a minimum of $1,000,000 in market value of public float; (iv) a minimum bid price of $1.00 per share; (v) a minimum of 300 shareholders; and (vi) implementation of corporate governance requirements. NASDAQ has indicated that companies failing to satisfy the new continued listing requirements will be generally allowed six months to meet this new requirement by demonstrating, among other things, compliance with the previous requirements.


      Prior to August 22, 1997, to maintain its listing on the NASDAQ Small Cap market, the Company must have total assets of at least $2,000,000; capital and surplus of at least $1,000,000 and a minimum bid price of $1 per share, provided, however, the $1.00 bid price per share is not applicable if the Company maintains a public float of $1,000,000 and capital and surplus of $2,000,000 (the "previous requirements"). Prior to September 1, 1997, the Company's Common Stock did not have a bid price of more than $1.00 per share and the Company did not have capital and surplus of $2,000,000. Further, at June 30, 1997, the Company did not report total assets of at least $2,000,000. The Company was notified by NASDAQ that it did not meet its listing requirements . Pursuant to the Company's request, the Company made a presentation to the Listing Qualifications Committee of The Nasdaq Stock Market, Inc. on September 18, 1997 to present its plan for compliance with the previous requirement and the new requirements. On October 15, 1997, the Company was notified by The Nasdaq Stock Market Inc. that its listing on the Small Cap market would be continued on the basis of compliance with the listing standards, specifically that the Company's stock had a bid price of over $1.00 per share and its total assets were more than $2,000,000.


      PENNY STOCK REGULATION. In the event that the Company is unable to satisfy the NASDAQ maintenance requirements, trading of the Common Stock will be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Company's securities being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the securities would continue to be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to individuals other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      As a result the market liquidity for such securities has been severely affected by limiting the ability of broker-dealers to sell securities. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

      While the Company currently meets the maintenance standards of the NASDAQ Small Cap Market, there is no assurance that it will be able to continue to maintain compliance with such requirements to remain listed.

      HISTORY OF OPERATING LOSSES; EFFECT OF RECENT ACQUISITION. The Company has been a software technology company specializing in ergonomic solutions for individuals, government and major corporations, and has incurred operating losses since its inception. The Company's revenues have historically been derived principally from ergonomic consulting services. The Company reported a net loss of $908,678 for the six-month period ended June 30, 1997, and net losses of $1,514,140 and $1,689,480 for the fiscal years ended December 31, 1996 and 1995, respectively. Since inception, the Company has accumulated deficits. As of June 30, 1997, the accumulated deficit was $14,109,968.

      On September 22, 1997, the Company acquired Drew Shoe, a designer, manufacturer, marketer and distributor of medical footwear with annual revenues of approximately $14.6 million for its year ended December 31, 1996. Drew Shoe has been in business for approximately 125 years. The Company believes that the acquisition of Drew Shoe provides it with several opportunities including: (a) the possibility of incorporating its IST technology into medical footwear, (b) significant revenue and operations, (c) growth opportunities through possible acquisitions in the medical footwear industry.

      The Company's operations are subject to numerous risks associated with the establishment and development of a business and the commercialization of new technologies. Although the Company has recently acquired Drew Shoe, the operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. In fact, the Company has financed the acquisition of Drew Shoe with convertible notes which will add significant cash and non-cash charges for interest and financing as well as financial covenants (See "Special Risk Factors - Charges to Operations Related to Recent Financings" and "Description of Securities, 10%/13% Redeemable Convertible Notes.") The Company's plans include: (1) building on the acquisition of Drew with cost and systems improvements as well as acquisitions of additional retail outlets (Drew currently has 14) and of related businesses (2) aggressively pursuing its HumanCAD(R) Divisio through the sales of its MQPro(TM) (formerly Mannequin(R)) software and development of other related ergon software products and (3) exploring means of creating greater value from its consulting business. There can be no assurance that the Company will achieve or sustain profitable operations through the Drew acquisition or the business strategy articulated above.

      DISCRETION IN USE OF PROCEEDS DESIGNATED FOR WORKING CAPITAL. Any proceeds that the Company receives will be from the conversion of the warrants, when and if that occurs. The Company will have broad discretion with respect to the application of the proceeds. While such funds are to be applied for working capital and general purposes in furtherance of the Company's business, investors will be reliant on management as to the specific applications of the proceeds.


      NO ESTABLISHED MARKETS. Although the Company believes it has the right products and services for the market place, there can be no assurance that the Company's potential clients will find the Company's services or products of the type provided or proposed by the Company to be desirable or of economic value.

      RISKS OF EXPANSION. The Company has incurred and continues to incur significant expenses to attract and retain qualified management personnel, engineers, scientists, and ergonomists, for marketing and sales, and development activities. The Company's expenses may exceed its revenues until such time as the volume and profitability of its business increase to the extent necessary to offset these expenses.


      HISTORICAL DEPENDENCE ON MAJOR CUSTOMERS. During the fiscal year ended December 31, 1996, L.A. Rumbold Ltd., The Long Island Lighting Company ("LILCO") and Stanley Tools, Inc. accounted for 38%, 18% and 18%, respectively, and 74%, in the aggregate of the Company's net revenue. No assurance can be given that the Company will continue to be retained by any of its major clients beyond the current projects or that such clients will retain the Company for any future services. During the fiscal year ended December 31, 1995, BE Aerospace, Inc., Remington Arms Company, Inc. and Reebok International, Ltd. ("Reebok") accounted for 29%, 12% and 11% respectively, and 52%, in the aggregate, of the Company's net revenues. In addition, Drew Shoe relies on the Veteran's Administration for approximately 7% of its revenues. There is no assurance that the Veteran's Administration will remain a major customer.

      EFFECT OF STATE OF ECONOMY. The market for the Company's services may be adversely affected by a recession or other economic downturn. During an economic recession, such services may be considered discretionary and delays in commencing ergonomic programs are possible. These factors are not within the control of the Company.


      GROWTH LIMITATIONS INHERENT IN SERVICE PORTION OF BUSINESS. The specialized ergonomic consulting services and software products typically provided by the Company require significant time and attention of the Company's technical personnel. Accordingly, the Company's ability to deliver such specialized services is limited by the relatively few qualified personnel employed by the Company, at any given time, to perform these services.


      FIXED PRICE CONTRACTS. The ergonomic consulting services provided by the Company are often offered to clients on a fixed price basis. Approximately two thirds of the Company's revenues in the year ended December 31, 1996 were from fixed priced contracts with a duration of more than one year. Such contracts are accounted for under the percentage of completion contract method. In setting its price for services, the Company seeks to estimate the technical staff's hours that will be required to provide the services. To the extent that the Company underestimates the total hours that will be required to satisfy the contract, the Company could realize a loss on any particular contract or contracts.


      LIMITED RIGHTS TO CERTAIN PRODUCTS. In certain cases, the Company may develop products for its clients in response to a specific request of such client. In such cases, the client may fund all or a significant portion of the Company's development costs. Although the Company believes that it owns the rights to develop any products derived from work performed, including certain products under development by the Company, no assurance can be given that any client which has retained the Company will not in the future assert the right to restrict the Company's activities with respect to any technology developed or claim rights to products sought to be commercialized by the Company.

      LACK OF PATENT PROTECTION; RELIANCE ON TRADE SECRET AND COPYRIGHT PROTECTION. The Company has obtained seven issued patents (six U.S. and one European) and received a Notice of Allowance on one patent from the patent office related to Intelligent Surface Technology. There can be no assurance that its technologies are entitled to patent protection or that the claims in the pending patent applications (currently four) will be issued as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. Furthermore, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology or that the Company will not infringe on patents or other rights owned by third parties.

      The Company protects its proprietary written material, know-how, computer software and technology which it has or may develop, through the use of copyrights, common-law trade secret protection, trademarks and service marks, and contractual arrangements. These laws provide only limited protection, however, since they do not protect the "ideas" or "concepts" reflected in such materials or software, but only protect the expression of the "ideas" or "concepts" contained therein. While the Company enters into confidentiality arrangements with its employees, consultants and customers, and implements various measures to maintain "trade secret" protection for its products in an attempt to maintain the proprietary nature of its products, there can be no assurance that these measures will be successful. Accordingly, there is no assurance that competitors may not develop products, materials or software which perform similar or identical functions as the Company's products or proprietary software without infringing upon the Company's copyrights or violating trade secret laws. The legal and factual issues arising in copyright or trade secret litigation are often both complex and unclear and any attempt to enforce the Company's rights thereunder will face both the high cost of litigation and the uncertainty of the result.


      POSSIBLE CHARGE TO OPERATIONS FROM OPTIONS GRANTED. The Company's Board of Directors has granted, subject to shareholder approval at the next meeting of shareholders, options to purchase an aggregate of shares of common stock at a weighted average exercise price of approximately $1.15 Because such options are subject to shareholder approval, the measurement date for financial accounting purposes will be the later of the date of grant or approval. As a result, if the market price of the Company's common stock on the date of approval exceeds the exercise prices of the individual grants at the date of grant, a non-cash charge to compensation expense will be required to be recorded to the Company's financial statements. Such charge could be very material.

      The risk exists that investors may be confused by such non-cash charge or that the value of the common stock may be depressed by such charge.

      GOVERNMENT REGULATION. The Company does not believe that its present and currently proposed activities are generally subject to any material government regulation in the United States or other countries. It is possible that certain products developed by the Company in the future as an adjunct to its ergonomics business, might be deemed under new legislation or regulations to be "medical devices" or otherwise be subject to the jurisdiction of the Federal Food and Drug Administration or similar agencies. In the event that any product is subject to such governmental regulation, the Company will be required to obtain any necessary approvals, which could delay or, in certain circumstances, even prevent the introduction to the marketplace of such product and result in significant expense.

      RETENTION OF KEY PERSONNEL; LIMITED EXPERIENCE WITH COMPANY. The Company is dependent upon the services of Michael Strauss, the President and Chief Operating Officer, the Chairman of the Board of Directors and Chief Executive Officer of the Company, Robert Wong, Vice Chairman, Chief Technology Officer, (also Acting Secretary, Acting Treasurer and Acting Chief Financial Officer of the Company from September 1996 to October 1997), Norman Wright, Vice Chairman of the Company and President and Chief Executive Officer of the "HumanCAD" Systems Division of the Company and Charles Schuyler, President of Drew Shoe and Vice Chairman of the Company. Although the Company currently has employment agreements with Michael Strauss (through the end of 1999), Robert Wong (through the end of 1998), Norman Wright (through April 7, 1999), and Charles Schuyler (through September 1999), there can be no assurance that the Company will be able to retain the services of key personnel, and the loss of the services of such personnel could have a material adverse effect on the Company's business and prospects. Currently, the Company has a $4,000,000 term key man life insurance policy on the life of Michael Strauss, and a $4,000,000 term key man life insurance policy on the life of Charles Schuyler.

      COMPETITION. Although management believes that the Company's unique technologies, proprietary software, methodologies and know-how give it a competitive advantage, other companies or agencies are developing, and have developed, particular services and technologies that are competitive with the Company's services and technology and that increased competition is likely. It is certain that some competitors will have significantly greater financial, technical and other resources than the Company. Many of the large industrial companies, especially major insurance companies, that form the primary market for the Company's ergonomic consulting services may also seek to develop or have already developed their own ergonomic programs. Similar services may also be supplied by universities, hospitals, government agencies or other entities, many of which may have substantially greater financial and other resources than the Company. (See also "Special Risk Factors - Ongoing Operation of Drew Shoe; History and Profitability and Competition")


      POTENTIAL LIABILITY; INSURANCE COVERAGE. The Company may be exposed to liability claims for injuries, property damage or other losses arising out of improper provision of services. The Company currently has liability insurance for such losses, which the Company believes, is sufficient to cover all claims. However, there can be no assurance that it will be able to maintain such coverage or obtain additional coverage, at a reasonable cost or otherwise, or that the coverage that it has or that it may obtain will be sufficient to cover any and all claims. Although no claims have been asserted to date, in the event that a claim is successfully asserted against the Company, such claim could have a material adverse effect on the Company.


      SHARES ELIGIBLE FOR FUTURE SALE. As of September 30, 1997, the Company had outstanding 807,659 Redeemable Class B Warrants exercisable at $1.14 per share to purchase 1,292,254 shares of Common Stock, 491,588 Redeemable Class E Warrants exercisable at $.95 per share to purchase 737,382 shares of Common Stock and 1,075,000 Non-Redeemable Class AA Warrants exercisable at $.65 per share to purchase 1,075,000 shares of Common Stock. As of September 30, 1997, the Company also had Non-Redeemable Class BB Warrants outstanding to purchase 100,000 shares of Common Stock exercisable at $.7219 per share in connection with $1,000,000 raised from the first and second tranches of a potential financing of $1,500,000 Should the Company choose to exercise its option to utilize the third tranche of $500,000, the Company will be obligated to issue an additional 50,000 Non-Redeemable Class BB Warrants. In addition, the Company completed a separate offering of $200,000 on September 18, 1997, which resulted in the issuance of 10,000 Non-Redeemable Class CC Warrants to purchase 10,000 shares of Common Stock exercisable at $1.0264 per share. On September 19, 1997, the Company issued 2,400,000 Non-Redeemable Class DD Warrants to purchase 2,400,000 shares of Common Stock at $1.75 per share, in connection with the issuance of the 10%/13% Convertible Subordinated Notes as part of the financing for the Drew Shoe acquisition, and 500,000 Non-Redeemable Class EE Warrants to purchase 500,000 shares of Common Stock at $0.80 per share. (See Special Risk Factors - "Relative Terms and Conditions of Recent Financings")

      The Company has also granted stock options to purchase an aggregate of 7,414,500 additional shares of its Common Stock (net of exercises and cancellations) including 2,532,000 options granted as part of the 1989 and 1995 Stock Option Plans, 3,682,500 options granted as part of the 1997 Stock Option Plan (which is subject to shareholder approval), and 1,200,000 options granted to outside consultants at exercise prices ranging from $0.75 to $1.69 per share. Of these shares, plan, the Company has granted to its non-management directors, former directors and consultants options to purchase an aggregate of 1,807,500 shares of its Common Stock at exercise prices ranging from $0.75 to $3.22 per share. Holders of options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such options or warrants. Further, while such options and warrants are outstanding, they may adversely affect the terms on which the Company can obtain additional capital. In addition, future sales of Common Stock could depress the market price of the Company's Common Stock (further see "Possible Charge to Operations From Options Granted").

      DILUTIVE EFFECTS OF THE SHARES BEING REGISTERED. Investors in the common shares offered hereby will be subject to immediate and substantial dilution to their investment based upon the Company's tangible book value (unaudited) of approximately $0.06 per share at June 30, 1997. See "Dilution".




      NO DIVIDENDS. The Company has paid no cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.


      MARKET OVERHANG. Future sales of common stock could depress the market price of the Company's common stock. Further, the options and warrants presently outstanding (approximately 3,682,500 of which are subject to shareholder approval), convertible into a total of 13,529,136 shares, could adversely affect the market for the Common Stock, and any sale of the Common Stock acquired pursuant to such options and warrants could also depress the market price of the Common Stock.




      NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING WARRANTS AND PREFERRED STOCK. Holders of the Warrants or Preferred Stock may reside in or move to jurisdictions in which the common shares underlying the securities may not be registered or otherwise qualified for sale during the period that the securities are exercisable. In this event, the Company would be unable to issue common shares unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. The Company has no obligation to effect any such registration or qualification. If the Company elects to attempt such registration or qualification, no assurances can be given that the Company will be able to effect any required registration or qualification. Notwithstanding this, the Company intends to put forth its best efforts to cause this registration statement to be effective by approximately November 7, 1997. However, no assurances can be given that the statement will be effective on or about that date. The Company has qualified the offering in the following states: Alabama, Connecticut, Florida, Georgia, Hawaii, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Mississippi, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas, Utah, West Virginia and Wisconsin. See "Description of Securities".

                              SPECIAL RISK FACTORS

The following are special risk factors which the Company believes are related to the acquisition of Drew Shoe and related financing transactions.

      CHARGES TO OPERATIONS RELATED TO RECENT FINANCINGS. On July 24, 1997 a subsidiary of the Company (BCA Services, Inc.) completed the first tranche for $500,000 and on September 8, 1997 completed the second tranche for $500,000, of a potential aggregate $1,500,000 private offering of its Preferred Stock to accredited. The shares of Preferred Stock are convertible into the Company's Common Stock ("Common Stock") at a price equal to 70% of the average closing bid price of the Common Stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price may not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price"). The Fixed Conversion Price is $0.6563. On the first anniversary of the closing date, all outstanding shares of Preferred Stock must be converted into shares of Common Stock of the Company. In addition, for each 50 shares of Preferred Stock sold, each purchaser received warrants to purchase up to 25,000 shares of Common Stock per $500,000 raised, exercisable at a rate of 110% of the Variable Conversion Price on the closing date. The warrants have a term of five years and the Common Stock underlying the warrants contain registration rights.

      On September 17, 1997, BCA Services, Inc. completed a separate private placement of $200,000 of Preferred Stock on similar terms as the $1,500,000 financing referred to above, with the exception that the Fixed Conversion Price for these shares is $.9331 per share. In addition, the purchasers received warrants to purchase, in the aggregate, up to 10,000 shares of Common Stock, exercisable at a rate of 110% of the Variable Conversion Price on the closing date. The warrants have a term of five years and the Common Stock underlying the warrants contain registration rights

      On September 19, 1997, the Company issued subordinated convertible notes (the "Convertible Notes") and warrants to eight investors for an aggregate consideration of $6,000,000. The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes (on the same terms), in which case the annual interest rate becomes 13% annually with semi-annual compounding. The Convertible Notes contain certain financial covenants requiring the maintenance of minimum levels of interest coverage and net worth (as defined). Warrants issued to the noteholders are for the purchase of 2,400,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      In response to positions recently taken by the Securities and Exchange Commission, the Emerging Issues Task Force issued Statement D-60 which requires special accounting for securities issued which are convertible into common stock at a value which is "in the money" at the date of issuance. Such accounting requires that such value be charged to operations (in the case of a convertible note) or to retained earnings as dividends (in the case of a preferred stock) over a period reflecting the shortest period in which the investor has to exercise under the most favorable terms to the investor (based upon the traded market price, without discount, compared to the conversion amount). As a result of such accounting, the Company expects to charge approximately $5,925,000 related to the Convertible Notes to interest and financing costs ratably over a one year period. The Company also expects to charge amounts related to the issuance of $1,200,000 of the Preferred Stock of BCA Services, Inc. (estimated to be approximately $500,000 for the quarter ended September 30, 1997) to minority interests immediately. These charges will be in addition to charges to amortize the estimated value of the detachable warrants issued in connection with the Convertible Notes (estimated to be approximately $1,500,000) and the related deferred financing costs (estimated to approximate $700,000) over the term of the Convertible Notes.

      The risk exists that non-cash charges of the magnitude described above (for example approximately $7,000,000 over the twelve months from September 1997 to September 1998) may be confusing to investors or otherwise have a depressive effect on the valuation of the Company's common stock.

      REVOLVING LINE OF CREDIT; TERM LOAN. In conjunction with the Drew Shoe acquisition, Drew Shoe has obtained a commitment from Bank One, NA ("Bank One") for a $4,500,000 asset-based revolving line of credit (the "Line of Credit"), with an interest rate of the Prime Rate plus 1.5%, a closing fee of 1/2 of 1%, and a maturity date of September 30, 1999. Additionally, Bank One has committed to a Term Loan of $1,000,000, with an interest rate of the Prime Rate plus 1.5%, a closing fee of $5,000, and a maturity date of September 30, 2000. Both the Line of Credit and the Term Loan are secured by all of Drew Shoe's assets, including receivables and inventory, land, building, machinery and equipment, which will determine the total amount available. The Company is a guarantor of Drew Shoe's obligations under the Bank One agreement.

      As of the closing of the Drew Shoe acquisition, the Company estimated that approximately $4,500,000 was available to it under the combined Line of Credit and Term Loan. Of this available amount, Drew Shoe drew down approximately $3,750,000 which was used to satisfy certain existing liabilities and to make a transfer of $250,000 to the Company.

      There can be no assurance that the full $5,500,000 will ever be available to the Company (because the lender may disallow some portion of Drew Shoe's assets as security) or that amounts which are available will be sufficient for the operations and plans of Drew Shoe. In addition, even if the entire $5,500,000 anticipated is available, there can be no assurance that this amount is sufficient to fund all of the future working capital requirements of Drew Shoe.

      ONGOING OPERATION OF DREW SHOE; OPERATING HISTORY AND PROFITABILITY. Drew Shoe was incorporated approximately 60 years ago. The company was primarily a comfort shoe manufacturer until 1992, when it shifted its focus to medical footwear, which had previously comprised only a small portion of the company's business. Accordingly, Drew Shoe has only a five year operating history in the medical footwear business.

      In fiscal 1996, Drew Shoe had net income of $25,707 on sales of $14,609,346,and in fiscal 1995 Drew Shoe had net income of $283,602 on sales of $13,646,924. There can be no assurance that Drew Shoe will be profitable. Although Drew Shoe has experienced moderate revenue growth since it shifted its focus to medical footwear, such growth may not be sustainable and may not be indicative of future operating results. See "Management of Growth; Risks Associated with Expansion; Capital Requirements".

      Drew Shoe's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by manufacturers and - to some extent, retailers - in the process of shifting their sales and marketing efforts to new end users and, in effect, anticipating growth from a new target market. In order to address these risks, Drew Shoe must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, and continue to develop its expertise in marketing, product development and customer service. There can be no assurance that Drew Shoe will be successful in addressing these risks. The failure of Drew Shoe to achieve significant profitability would have a material adverse effect on the Company.

      COMPETITION. The market for the wholesale distribution and retail distribution of medical footwear and comfort shoes is intensely competitive. Drew Shoe faces strong existing competition for similar products and will face significant competition from new companies or existing companies with new products. Many of these companies may be better financed, have better name recognition and good will, have more marketing expertise and capabilities, have a larger and more loyal customer base, along with other attributes, that may enable them to compete more effectively. Drew Shoe has minimal, if any, proprietary rights to prevent competitors from duplicating its footwear.

      The market for medical footwear, and for casual shoes, which may be perceived by many consumers as a substitute for medical footwear, includes a number of well-established companies with recognized brand names. Potential purchases of medical footwear are often based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of Drew Shoe's control. As a result, Drew Shoe may face substantial competition from existing and new companies that market both medical and comfort shoes that are perceived to meet needs for comfort and protection, and are visually appealing. There can be no assurance as to the market acceptaance of Drew shoes in relation to its competition.

      RELIANCE ON A SINGLE MAJOR PRODUCT LINE. Drew Shoe has relied to a large extent on medical footwear for sales. In addition, 80% of its sales are women's shoes. If sales of these products are less than projected, Drew Shoe's business, operating results and financial condition would be materially adversely affected. In addition, while only a minor percentage of Drew Shoe's revenue is currently related to the 1994 Federal legislation which provides for Medicare funding of shoes for diabetics, the Company has anticipated in its revenue projections that some portion of its future growth will be related to this factor as individuals become aware of this

Medicare reimbursable benefit. If Drew Shoe does not properly promote this opportunity, Drew Shoe's business, operating results and financial condition would be adversely affected.

      RELIANCE ON CERTAIN DISTRIBUTION CHANNELS. Drew Shoe relies on its own specialty retail stores for approximately 15% of its distribution, the Veteran's Administration for approximately 7% of its distribution, and approximately 2,000 specialty retail stores as customers for the remainder of its distribution. Drew Shoe intends to expand distribution through its own specialty retail stores. The retail business is intensely competitive. There can be no assurance that Drew Shoe's own specialty retail stores, which also distribute competitors' products, will be profitable and will therefore, be a viable distribution mechanism. Further, there can be no assurance that Drew Shoe distribution through unaffiliated retail stores will continue to support its current pricing structure if additional competition should enter the market. Further, there can be no assurance that the Veteran's Administration will remain a major customer.

      DEPENDENCE ON CERTAIN SUPPLIERS; FOREIGN SUPPLIERS. Drew Shoe depends on various raw materials and components to manufacture its shoes, many of which are dependent on one supplier. Drew Shoe does not have binding long-term supply contracts with these suppliers. Therefore, Drew Shoe's success will depend on maintaining its relationships with these suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of leather and other key materials caused by manufacturers' production limitations, material shortages, quality control problems, labor interruptions, shipping problems or other reasons would materially adversely affect the Company's business. The delays in receiving such supplies from alternative sources would cause Drew Shoe to sustain at least temporary shortages of materials which would have a material adverse effect on the Company's business, operating results and financial condition.

      Approximately 15% of Drew Shoe's supplies, primarily leather, are provided by Italian companies. As a result, the supply of some of the materials required to manufacture Drew's shoes is subject to additional cost and risk factors, many of which are out of the Company's control, including political instability, import duties, trade restrictions, work stoppages and foreign currency fluctuations. An interruption or material increase in the cost of supply would materially adversely affect Drew Shoe's business, operating results and financial condition.

      MANUFACTURING AND INVENTORY SYSTEMS. Drew Shoe's business is subject to inventory risk, in that its inventory turnover has been traditionally low and its lack of adequate inventory management systems has resulted in a significant writedown of inventory in 1996, which is greater than historical norms. Inventory losses are currently determined annually upon the occurrence of a physical inventory and subsequent reconciliation of the results against accounting records. The Company intends to improve, develop and implement inventory management systems to correct these problems. However, there can be no assurance that the Company will be successful in doing so. Drew Shoe's business is also subject to manufacturing risk, in that its machinery and equipment may not be as modern as that of its competitors. Inventory management systems and other manufacturing improvements including manufacturing automation may require significant funding. There can be no assurance that the Company will have sufficient funding to implement these improvements or that, even if funding is sufficient, the Company will be technically and operationally successful in implementing these improvements.

      LABOR CONTRACT. The Drew Shoe business is subject to potential increases in its labor cost, in that its union contract is up for renegotiation in May of 1998. There can be no assurance that potential increases in labor costs can be passed through to the consumer in increased pricing. Furthermore, there can be no assurance that new management will be able to maintain the quality of the labor/management relationship developed at Drew Shoe over the years.

      DEPENDENCE ON KEY PERSONNEL. Drew Shoe is dependent upon certain key personnel, including Charles Schuyler, the President of Drew Shoe and Larry Martin, the Vice President of Finance of Drew Shoe, to manage, market and operate the Company's business. There is strong competition for qualified personnel in the shoe manufacturing industry, and the loss of key personnel or an inability of Drew Shoe to attract, retain and motivate key personnel could adversely affect Drew Shoe's business, operating results and financial condition. While the Company has employment contracts with Mr. Schuyler & Mr. Martin through September 1999, there can be no assurance that Drew Shoe will be able to retain its existing key personnel or attract additional qualified personnel. Currently, the Company has a $4,000,000 key man life insurance policy on Charles Schuyler.

      NO EXPERIENCE OF MANAGEMENT IN FOOTWEAR BUSINESS. Management of the Company has no prior experience in operating a footwear business such as Drew Shoe. There can be no assurance that the Company will be able to successfully develop Drew Shoe's business.

      SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS. Because sales of shoes have historically been dependent, to some extent, on discretionary consumer spending, Drew Shoe's revenues are subject to fluctuations based upon the general economic conditions of the United States. If there is a general economic downturn or recession in the United States consumer spending on medical footwear could decline which could have a material adverse effect on Drew Shoe's business, operating results and financial condition.

      PRODUCT RETURNS FROM WARRANTY. Drew Shoe, as part of its marketing efforts, accepts product returns for 30 days from the date of sale, and charges customers a $6 restocking fee. Drew Shoe has experienced an approximately 10% return rate over the past two years. The percentage has not varied significantly over the past 5 years. If the rate of returned product increases, Drew Shoe's business, operating results and financial condition could be materially adversely affected.

      MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH EXPANSION; CAPITAL REQUIREMENTS. Drew Shoe's growth and expected growth has resulted in, and is expected to continue to result in, increased demands on Drew Shoe's management and its operating systems. This growth may require an increase in the number of employees and an increase in the responsibilities of both existing and new management personnel. This growth may result in a strain on Drew Shoe's existing operational, financial, human resource and information systems.

      Drew Shoe's financial and management controls, reporting systems and procedures have evolved with the growth of Drew Shoe and there can be no assurance that Drew Shoe's controls, systems or procedures will continue to be adequate to support its operations. The Company expects that Drew Shoe will need to further develop its management controls, reporting systems and procedures to accommodate potential future growth and enhance current efficiency. There can be no assurance that Drew Shoe will be able to do so effectively and on a timely basis, and failure to do so when necessary could have a material adverse effect upon Drew Shoe's business, operating results and financial condition.

      SEASONALITY AND QUARTERLY FLUCTUATIONS. Historically, sales of Drew Shoe products are not seasonal. However, sales revenue and profitability may vary from quarter to quarter based on the introduction of new products, opening of new stores, weather conditions, marketing and media expenditures, and certain non-recurring charges.

      DIVERSION OF COMPANY EXECUTIVE'S ATTENTION. The Drew Shoe acquisition and integration into BCAM's core business is expected to consume a significant amount of time of Michael Strauss, the Company's Chief Executive Officer, which will detract from his ability to focus on BCAM's "core business" as well as other new opportunities, which could adversely affect the future growth and development of this aspect of the Company's business.

                                 USE OF PROCEEDS


      The Company will not receive any proceeds from the sale of any of the shares offered hereby. All such proceeds will be received by the Selling Shareholders. The Company will derive proceeds from any exercise of the Non-Redeemable Class AA, BB and CC Warrants offered hereby. The Non-Redeemable Class AA Warrants are exercisable until March 31, 2002, the Non-Redeemable Class BB Warrants are exercisable until September 8, , and the Non-Redeemable Class CC Warrants are exercisable until September 17, 2002. Assuming the exercise of all such Warrants, the maximum amount of such proceeds is estimated at $817,299. Proceeds from the exercises of the Non-Redeemable Class AA, Non-Redeemable Class BB and Non-Redeemable Class CC Warrants will be utilized for general working capital purposes.


                                    DILUTION

      As of June 30, 1997, the net tangible book value per share of the Company's Common Stock was $.063. "Net tangible book value per share" represents the amount of the Company's tangible assets, less the amount of its liabilities and redeemable stock, divided by the number of shares of Common Stock outstanding.


      After giving effect to the receipt of the proceeds from the exercise of the Non-Redeemable Class AA, BB and CC Warrants at exercise prices ranging from $ .65 per share to $1.0264 per share, and the conversion of the BCA Services, Inc. Series A Convertible Preferred Stock, issued in connection with the July 1997 and September 1997 Offerings, at the maximum exercise prices of $.656 per share and $.933 per share, respectively, the pro forma net tangible book value per share of Common Stock as of June 30, 1997, would have been $.179.This would result in dilution to purchasers of Common Stock upon the exercise of the Non-Redeemable Class AA, BB and CC Warrants and the conversion of the Preferred Stock of $.495.




      Refer to the following table for the dilution of the Convertible Preferred Stock and each of the Warrants, assuming exercise of the Convertible Preferred Stock at its Maximum Price per Share.

                                   Convertible     Convertible
                                    Preferred       Preferred          Non-          Non-            Non-
                                   Stock from      Stock from        Redeemable    Redeemable      Redeemable
                                    the July      the September      Class AA      Class BB        Class CC
                                  1997 Offering   1997 Offering      Warrants      Warrants        Warrants         Total
                                  -------------   -------------      --------      --------        --------         -----
Exercise price
of Convertible Preferred
Stock and Warrants                   $0.656          $0.933          $0.650          $0.722          $1.026          $0.674

Net tangible book value per
share at June 30, 1997               $0.063          $0.063          $0.063          $0.063          $0.063          $0.063

Net increase per share
attributable upon exercise
of the Convertible
Preferred Stock and
Warrants                             $0.074          $0.011          $0.037          $0.006          $0.000          $0.116

Pro forma net tangible book
value per share of Common
Stock after exercise of the
Convertible Preferred Stock
and Warrants                         $0.137          $0.074          $0.100          $0.069          $0.063          $0.179

Dilution of net tangible
book value per share of

Common Stock to new
investors                            $0.519          $0.859          $0.550          $0.653          $0.963          $0.495


      After giving effect to the receipt of the proceeds from the exercise of the Non-Redeemable Class AA, BB and CC Warrants at exercise prices ranging from $ .65 per share to $1.0264 per share, and the conversion of the BCA Services, Inc. Series A Convertible Preferred Stock, issued in connection with the July 1997 and September 1997 Offerings, at the minimum exercise price of $.25 per share, the pro forma net tangible book value per share of Common Stock as of June 30, 1997, would have been $.147. This would result in dilution to purchasers of Common Stock upon the exercise of the Non-Redeemable Class AA, BB and CC Warrants and the conversion of the Preferred Stock of $.166.

      Refer to the following table for the dilution of each of the Warrants, assuming exercise of the Convertible Preferred Stock at its Minimum Price per Share (1).

                                   Convertible     Convertible
                                    Preferred       Preferred          Non-          Non-            Non-
                                   Stock from      Stock from        Redeemable    Redeemable      Redeemable
                                    the July      the September      Class AA      Class BB        Class CC
                                  1997 Offering   1997 Offering      Warrants      Warrants        Warrants         Total
                                  -------------   -------------      --------      --------        --------         -----
Exercise price of
Convertible Preferred Stock
and Warrants                         $0.250          $0.250          $0.650          $0.722          $1.026          $0.313

Net tangible book value per
share at June 30, 1997               $0.063          $0.063          $0.063          $0.063          $0.063          $0.063

Net increase per share
attributable upon exercise
of the Convertible
Preferred Stock and
Warrants                             $0.051          $0.009          $0.037          $0.006          $0.000          $0.084

Pro forma net tangible book
value per share of Common
Stock after exercise of the
Convertible Preferred Stock
and Warrants                         $0.114          $0.072          $0.100          $0.069          $0.063          $0.147

Dilution of net tangible
book value per share of
Common Stock to new
investors                            $0.136          $0.178          $0.550          $0.653          $0.963          $0.166

      (1) The use of the term "Minimum Price" refers to the offering of the 6,800,000 shares of common stock issued upon conversion of the preferred stock of BCA Services, Inc. at an aggregate price of $.25 per share. Should the average closing bid price of BCAM common stock decrease below $.357 per share over the three day trading period ending on the day preceding the conversion date, the conversion price would be below $.25 per share.

            Subsequent to June 30, 1997, the Company completed the acquisition of Drew Shoe and issued the 10%/13% Convertible Notes and warrants. The Convertible Notes are convertible into 7,500,000 shares of common stock. The issuance of the Convertible Notes would be antidilutive to the computation of dilution to investors based upon tangible book value per share and therefore has been omitted from consideration in the preceding dilution tables. The Company estimates dilution per share would be reduced by approximately $0.05 per share for these two events (assuming conversion of the Convertible Notes).

                              SELLING SHAREHOLDERS

      The following table sets forth information as of September 30, 1997 with respect to the shares of the Company's common stock beneficially owned and sold by the Selling Shareholders:

             Name                 Beneficial                            Beneficial      Percentage of
             ----                  Ownership        Shares Being        Ownership           Common
                               Prior to Offering   Offered Hereby    After Offering      Stock Owned
                               -----------------   --------------    --------------      -----------
621 Partners                              60,000            520,000         60,000(1)         *
Appleton Associates                            0            240,000              0(2)         *
R. Weil & Associates                     594,500            640,000        594,500(3)        2.5%
Kirr Marbach & Co., LLC                  654,500          1,400,000        654,500(4)        2.7%
David M. Kirr                             66,000                  0         66,000(5)         *
Terry B. Marbach                          66,000                  0         66,000(5)         *
Gregg T. Summerville                      66,000                  0         66,000(5)         *
Kirr Marbach Group                       852,500          1,400,000        852,500(6)        3.6%
Corporate Capital Management                   0             50,000              0(7)         *
Austost Anstalt Schaau                         0          2,025,000              0(8)         *
UFH Endowment Ltd.                             0          2,025,000              0(8)         *
Arcadia Mutual Fund                            0            607,500              0(9)         *
David Morgenstern                              0            202,500              0(10)        *
Karen Weil                                 9,500            200,000          9,500(11)        *
David Latter                                   0             50,000              0(12)        *
Howard Weingrow                                0            100,000              0(13)        *
Peter Orr                                 68,000            100,000         68,000(13)        *
Joseph Offenberger                         5,000             50,000          5,000(12)        *
David Schultz                             10,000             50,000         10,000(12)        *
Howard Seiberman                          35,000            100,000         35,000(13)        *
Joe Schueller                             40,000            100,000         40,000(14)        *
Unknown shareholders of third
tranche of January, 1997 Offering              0          2,050,000              0(15)        *
                                               -          ---------              -


             TOTAL                     2,527,000         11,910,000      2,527,000
                                                                (16)

-------------------------------

1) Includes 260,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 60,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
2) Includes 120,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein.
3) Includes 320,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 62,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
4) Kirr Marbach & Company LLC, a registered investment advisor and the managing general partner of the three Limited Partnerships (621 Parters, Appleton Associates and R. Weil & Associates), has sole voting and dispositive discretion with respect to securities held by the Limited Partnerships, which include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 122,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
5) Includes 66,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
6) David M. Kirr, Terry B. Marbach, Gregg T. Summerville and Kirr Marbach & Co., LLC (as a general partner of the Limited Partnerships) may be deemed to constitute a group within the meaning of Regulation 13D-G. Beneficial ownership by this group include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 320,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
7) Includes 50,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein.
8) Includes 2,000,000 shares of Common Stock issuable upon the conversion of 50 shares of BCA Services, Inc. Preferred Stock being registered herein and 25,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein.
9) Includes 7,500 shares issuable upon exercise of Non-Redeemable Class CC Warrants being registered herein.
10) Includes 2,500 shares issuable upon exercise of Non-Redeemable Class CC Warrants being registered herein.
11) Includes 100,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein.
12) Includes 25,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein.
13) Includes 50,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein.

14) Includes 50,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 40,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
15) Includes 2,000,000 shares of Common Stock issuable upon the conversion of 50 shares of BCA Services, Inc. Preferred Stock being registered herein and 50,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein, connected with the third tranche of the January, 1997 Offering, which has not been drawn down as of the date herein.
16) Does not equal the 9,110,000 shares being registered hereby due to the way in which beneficial ownership calculations require affiliated ownership to be counted by more than one party. Specifically, see shares listed for the Kirr Marbach affiliates.

*     Less than 1.0%



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of November 10, 1997 based on information obtained from the records of the Company with respect to the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to be owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee and certain executive officers, and (iii) all officers and directors as a group.


                                                   Common Stock

                                                              Amount and Nature             Percentage of Common
Name and Address of Beneficial Owner                     of Beneficial Ownership(1)             Stock Owned

R. Weil & Associates (2)                                        1,234,500  (6)                      6.5%
Kirr, Marbach & Company LLC (2)                                 2,054,500  (7)                     10.9%
Kirr Marbach Group (2)                                          2,252,500  (8)                     11.9%
Austost Anstalt Schaau (3)                                      2,025,000  (9)                     10.8%
UFH Endowment Ltd. (3)                                          2,025,000  (9)                     10.8%
Impleo, LLC (4)                                                 2,000,000  (10)                    11.2%
Wexford Management, LLC (4)                                     2,000,000  (11)                    11.2%
Wexford Special Situations 1997, LP (4)                         1,250,600  (12)                     7.0%
Michael Strauss (5)                                             1,266,666  (13)                     7.1%
Robert P. Wong (5)                                                528,750  (14)                     3.1%
Norman B. Wright (5)                                              250,000  (15)                     1.5%
Joel L. Gold( 5)                                                  107,500  (16)                      *
Sandra Meyer (5)                                                      -0-  (17)                      *
Glenn F. Santmire (5)                                              25,000  (18)                      *
Charles Schuyler (5)                                              375,000                           2.2%
Mark Plaumann (5)                                                     -0-                            *
Stephen Savitsky (5)                                                  -0-                            *
All officers and directors as a group (9 persons)               2,552,916                          11.5%


1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
2)   Address is 621 Washington Street, Columbus, IN 47201.
3) Address is c/o L.H. Financial Services, 160 Central Park South, New York, NY 10019.
4)   Address is 411 West Putnam Avenue, Greenwich, CT 06830.
5) Address is c/o BCAM International, Inc., 1800 Walt Whitman Road, Melville, New York 11747
6) Includes 320,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 62,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
7) Kirr Marbach & Company LLC, a registered investment advisor and the managing general partner of the three Limited Partnerships (621 Parters, Appleton Associates and R. Weil & Associates), has sole voting and dispositive discretion with respect to securities held by the Limited Partnerships, which include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 122,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
8) Kirr Marbach & Co., LLC (as a general partner of the Limited Partnerships), David M. Kirr, Terry B. Marbach and Gregg T. Summerville may be deemed to constitute a group within the meaning of Regulation 13D-G. Beneficial ownership by this group include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 320,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
9) Includes 2,000,000 shares of Common Stock issuable upon the conversion of 50 shares of BCA Services, Inc. Preferred Stock being registered herein and 25,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein.
10) Impleo, LLC was organized for the purpose of investing in the Registrant. The members of Impleo are Wexford Spectrum Investors, LLC, Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP. Impleo has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
11) Wexford Management LLC, the manager of Impleo, LLC and Wexford Spectrum Investors, LLC and the investment manager of Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP, has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
12) Include 1,250,600 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
13) Includes options to purchase 679,833 shares of Common Stock exercisable within 60 days of the date hereof, plus 586,833 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 439,917 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 1,293,417 shares of Common Stock not exercisable within 60 days subject to shareholder approval.
14) Includes options to purchase 308,687 shares of Common Stock exercisable within 60 days of the date hereof, plus 220,062 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 251,187 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days subject to shareholder approval.
15) Includes options to purchase 29,938 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 220,062 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 29,937 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days of the date hereof subject to shareholder approval.
16) Includes options to purchase 57,500 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof subject to shareholder approval
17) Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof subject to shareholder approval.
18) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof subject to shareholder approval.

*    Less than 1.0%





                            DESCRIPTION OF SECURITIES

Common Stock

      In June 1995, the Company authorized an increase in its authorized Common Stock from 20,000,000 shares, $.01 par value per share, to 40,000,000 shares, $.01 par value per share, of which 16,677,233 shares of Common Stock are issued and outstanding as of October 30, 1997, including 1,797,500 shares of common stock not yet registered. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available theretofore and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." Each stockholder is entitled to one vote per share of Common Stock held by him. Under the Company's Restated Certificate of Incorporation the Common Stock is not subject to redemption. See "Certain Transactions-Redemption." Upon liquidation, dissolution or winding up of the Company and following provision for the liquidation preference of all outstanding preferred stock, the assets legally available for distribution to the holders of Common Stock are distributable ratably among the holders of the outstanding Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Warrants will upon issuance, be fully paid and non-assessable. In September 1989, the Company authorized and adopted a Restated Certificate of Incorporation which provided that the Company's Common Stock is not entitled to any preemptive rights. The Company has received from each of its Pre-IPO Stockholders waivers of any preemptive rights such stockholders may have been entitled to with respect to prior issuances of securities by the Company.

Warrants

The following warrants are issued and outstanding:

                                                            Number of
                                                         Shares Obtained
                           Number of    Exercise Price    Upon Exercise
                           Warrants     (per share, as       of Each       Expiration
        Warrants          Outstanding      adjusted)         Warrant          Dates
        --------          -----------      ---------         -------          -----
   Redeemable Class B       807,659          $1.14             1.6          1/18/98
   Redeemable Class E       491,588          $.95              1.5          1/18/98
Non-Redeemable Class AA    1,075,000         $ .65             1.0          3/31/02
Non-Redeemable Class BB     100,000         $.7219             1.0          9/08/02
Non-Redeemable Class CC     10,000          $1.0264            1.0          9/17/02
Non-Redeemable Class DD    2,400,000         $1.75             1.0          9/19/00
Non-Redeemable Class EE     500,000          $.80              1.0          9/19/00

Redeemable Class B and  Redeemable Class E Warrants.

      The Redeemable Class B and E Warrants have been issued pursuant to a warrant agreement, dated January 17, 1990 (as amended, the "Warrant Agreement"), among the Company, the Underwriter and North American Transfer Co., as assignee from American Stock Transfer & Trust Company, warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form.

      As provided initially in the Warrant Agreement, each Redeemable Class B Warrant entitled the holder thereof to purchase one share of Common Stock at exercise prices, ranging from $3.33 to $4.67 per share, subject to adjustment, at any time commencing upon issuance of the Redeemable Class B Warrants until the close of business on the expiration date (originally January 16, 1995), unless previously redeemed. The Redeemable Class B Warrants are subject to redemption by the Company at any time on not less than 30 days' prior written notice, at $.03 per Warrant, if (i) the average closing bid price of the Common Stock exceeds the applicable average closing bid price for any period of 30 consecutive business days ending within 15 days prior to the date of the notice of redemption and (ii) the Company has in effect a current prospectus covering the Common Stock issuable upon exercise of the Redeemable Class B Warrants.

      The terms of the Redeemable Class E Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above and the conversion ratio, provided that, pursuant to the terms of the Company's Discounted Warrant Plan, each Redeemable Class E Warrant entitled the registered holder thereof to purchase one and one-tenth (1.1) shares of Common Stock at $1.25 per share, subject to adjustment, at any time prior to its expiration on January 16, 1995.

Warrant Amendments

      On December 20, 1996, the Company extended the expiration date of the Company's Redeemable Class B Warrants and Redeemable Class E Warrants to January 17, 1998 and amended the exercise price of the Redeemable Class B Warrants to $1.50/share .

      The exercise price of the Redeemable Class B and E Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon the exercise of those Warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock or sale of Common Stock at less than the market price of the Common Stock, provided that no adjustment shall be made unless and until the adjustment, or the aggregate of successive adjustments, would exceed $.25 per share. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable those Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of those Warrants.

      After giving effect to the foregoing provisions, the exercise prices for the Redeemable Class E and Redeemable Class B Warrants, have been adjusted to the prices set forth in the table below. The number of shares to be obtained upon the exercise of the Redeemable Class B Warrants has been increased to one and six-tenths (1.6) shares, and the number of shares to be obtained upon the exercise of the Redeemable Class E Warrants has been increased to one and one-half (1.5) shares.

      The current exercise prices for the Redeemable Class B and Redeemable Class E Warrants are as follows:

                                                           Exercise Price
        Warrants                                      (per share, as adjusted)

        Redeemable Class B                                 $1.14 per share
        Redeemable Class E                                  $.95 per share

      The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate duly completed and executed, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

Non-Redeemable Class AA Warrants

      1,075,000 Non-redeemable Class AA Warrants were issued in 1997 in connection with a private placement offering for $1,075,000. 1,075,000 shares of the Company's Common Stock are issuable upon the exercise of the 1,075,000 Warrants at an exercise price of $.65 per share. The Non-Redeemable Class AA Warrants are exercisable until March 31, 2002. One Warrant is convertible into one share of the Company's Common Stock. As of the date of this filing, the Common Stock Shares issuable upon conversion of the Warrants had not been registered.

      The terms of the Non-Redeemable Class AA Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class AA Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.65 per share, subject to adjustment, at any time prior to its expiration on March 31, 2002.

Non-Redeemable Class BB Warrants

      As of September 30, 1997, the Company also had Non-Redeemable Class BB Warrants outstanding to purchase 100,000 shares of Common Stock exercisable at $.7219 per share in connection with $1,000,000 raised from the first and second tranches of a potential financing of $1,500,000 Should the Company choose to exercise its option to utilize the third tranche of $500,000, the Company will be obligated to issue an additional 50,000 Non-Redeemable Class BB Warrants. One Warrant is convertible into one share of the Company's Common Stock. The Non-Redeemable Class BB Warrants are exercisable until September 8, 2002. As of the date of this filing, no Common Stock had been registered in connection with the Non-Redeemable Class BB Warrants.

      The terms of the Non-Redeemable Class BB Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class BB Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.7219 per share, subject to adjustment, at any time prior to its expiration on September 8, 2002.

Non-Redeemable Class CC Warrants

      In addition, the Company completed an offering of $200,000 on September 17, 1997, which resulted in the issuance of 10,000 Non-Redeemable Class CC Warrants to purchase 10,000 shares of Common Stock exercisable at $1.0264 per share. One Warrant is convertible into one share of the Company's Common Stock. The Non-Redeemable Class CC Warrants are exercisable until September 17, 2002. As of the date of this filing, no Common Stock had been registered in connection with the Non-Redeemable Class CC Warrants.

      The terms of the Non-Redeemable Class CC Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class CC Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.0264 per share, subject to adjustment, at any time prior to its expiration on September 17, 2002.

Non-Redeemable Class DD and Non-Redeemable Class EE Warrants

      On September 19, 1997, the Company issued 2,400,000 Non-Redeemable Class DD Warrants to purchase 2,400,000 shares of Common Stock at $1.75 per share, in connection with the issuance of the 10%/13% Convertible Subordinated Notes as part of the financing for the Drew Shoe acquisition, and 500,000 Non-Redeemable Class EE Warrants to purchase 500,000 shares of Common Stock at $0.80 per share

      The terms of the Non-Redeemable Class DD Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class DD Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.75 per share, subject to adjustment, at any time prior to its expiration on September 19, 2000.

      The terms of the Non-Redeemable Class EE Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class EE Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.80 per share, subject to adjustment, at any time prior to its expiration on September 19, 2000.

Acquisition Preferred Stock

      The Company is authorized to issue 750,000 shares of its Acquisition Preferred Stock, $.01 par value, none of which are presently issued and outstanding. The Acquisition Preferred Stock is only permitted to be issued as consideration pursuant to (i) a statutory merger or consolidation as to which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The Acquisition Preferred Stock is issuable from time to time in one or more series. The Board of Directors is authorized to fix, before issuance, (i) the voting powers, if any, and (ii) the designations, preferences and any other rights, qualifications, limitations and restrictions applicable to each series of Acquisition Preferred Stock, including, without limitation, dividend rates and conditions, dividend preferences, conversion and redemption rights and liquidation preferences. The Board of Directors may without approval of the holders of the Common Stock issue the Acquisition Preferred Stock with voting and conversion rights which may adversely affect the rights, including voting rights, of the holders of the Common Stock.

Preferred Stock of BCA Services

      On July 22, 1997, the Company commenced an offering of 150 shares of Series A Convertible Preferred Stock in BCA Services, Inc. (a subsidiary of BCAM International, Inc.), the proceeds of which were to be used for working capital purposes. The first tranche was in the amount of $500,000 and 50 Convertible Preferred Stock Shares were issued. The second tranche was drawn down on September 8, 1997, also in the amount of $500,000 and an additional 50 Convertible Preferred Stock Shares were issued. The Company has until November 7, 1997 to draw down the third tranche, presuming that the Company's registration statement has been declared effective. Each share of BCA Services Inc. Preferred Stock entitles the holder to convert to a number of common shares of BCAM International Inc. at any time during a one year period following the closing date and is convertible into BCAM International, Inc. Common Stock at 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price may in no event be greater than $.6563 ("maximum price"). As of the date of this filing, none of the 6,000,000 shares of Common Stock which are expected to be registered in conjunction with the potential financing of $1,500,000 had been registered.

      In addition, the Company completed a separate offering of $200,000 on September 17, 1997 and 20 additional shares of Series A Convertible Preferred Stock in BCA Services, Inc were issued. The proceeds were to be used for working capital purposes. Each share of BCA Services, Inc. Preferred Stock entitles the holder to convert to a number of common shares of BCAM International, Inc. at any time during a one year period following the closing date and is convertible into BCAM International, Inc. Common Stock at 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price may in no event be greater than $.9331 ("maximum price"). As of the date of this filing, none of the 800,000 shares of Common Stock which are expected to be registered in conjunction with this financing had been registered. See "Special Risk Factors, Charges to Operations Related to Recent Financings."

10%/13% Redeemable Convertible Notes and Warrants

      On September 22, 1997, the Company issued subordinated convertible notes (the "Convertible Notes") and warrants to purchase 2,400,000 shares of the Company's common stock to eight investors for a total consideration of $6,000,000. The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes (on the same terms), in which case the annual interest rate becomes 13% annually with semi-annual compounding. The Convertible Notes contain provisions requiring the maintenance of certain financial ratios over the term of the Convertible Notes principally related to interest coverage and net worth. Non compliance with such covenants could result in a default of the Convertible Notes.

      See "Non-Redeemable Class DD and Non-Redeemable Class EE Warrants" regarding the terms of the warrants to purchase 2,400,000 shares of common stock issued in connection with the Convertible Notes. See "Special Risk Factors, Charges to Operations Related to Recent Financings."

Business Combination Provisions

      New York law regulates "business combinations," a term covering a broad range of transactions, between "resident domestic corporations" (as defined, which term would include the Company) and an interested stockholder, which is defined as any person beneficially owning, directly or indirectly, 20% or more of the outstanding voting stock of the resident domestic corporation or any affiliate or associate of such owner. However, if the interested stockholder has owned at least 5% of such outstanding voting stock at all times from October 31, 1985 to the date at which he or it first attains 20% ownership (the "Stock Acquisition Date"), the proposed business combination is exempt from this statute. Under the statute, a resident domestic corporation may not engage in any business combination with any interested stockholder unless (a) if the business combination is to occur within five years of the date the stockholder acquired 20% or more ownership, either the business combination or the stock acquisition must have been previously approved by the board of directors, or (b) the business combination is approved by a majority of outstanding voting shares (not including those shares owned by the interested stockholder), which approval may not be effectively given until approximately five years after the interested stockholder's Stock Acquisition Date, or (c) the consideration paid to the non-interested stockholders must meet certain stringent conditions imposed by the statute. The restrictions imposed by the statute will not apply to a corporation which amends its by-laws by the affirmative vote of a majority of its outstanding voting stock (not including those shares held by the interested stockholders) to "elect out" of the statute; provided that such amendment will not be effective for 18 months after such vote and will not apply to any business combination where the Stock Acquisition Date is on or prior to the date of the amendment.

      At this time, the Company will not seek to "elect out" of the statute and, therefore, the restrictions imposed by the statute will apply to the Company. The Company does not presently anticipate participating in any business combination or similar transaction covered by the "business combination" statute in the foreseeable future and is not actively considering or discussing any such transaction.


                              PLAN OF DISTRIBUTION

      The selling shareholders may sell the Shares from time to time through dealers or brokers in transactions on the NASDAQ Small Cap Market at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Shareholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation." The selling shareholders have been advised that they are subject to the applicable provisions of the Exchange Act.

                                  LEGAL MATTERS

      The validity and issuance of the Shares offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                     EXPERTS


      The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of Drew Shoe Corporation, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A filed on October 29, 1997, as of December 31, 1996 and for each of the years ended December 31, 1996 and December 31, 1995 have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549. The Company's Common Stock is quoted on the NASDAQ Stock Market and reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, NW, Washington, D.C. 20006. The Commission also maintains a web site that contains reports, proxy information and statements and other information that may be obtained electronically by using the Commission's Web Site on the internet at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Total



SEC registration fee ............................................      $1,088.59


Legal fees and expenses .........................................      10,000.00

Accounting fees and expenses ....................................      10,000.00

Miscellaneous ...................................................       5,000.00


     Total ......................................................     $26,088.59
                                                                      ==========


15. Indemnification of Directors and Officers

      Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings. Article Seventh of the Company Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company generally in accordance with New York Law.

      Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be provided if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Pursuant to such authority, the Registrant has entered into an agreement with each of its current directors indemnifying them to the maximum extent permitted by Section 721. The agreement provides for the indemnification of these individuals against any and all civil or criminal actions or proceedings brought as a result of such individual being a director or officer of the Company and any judgments and amounts paid in settlement costs and expenses, including reasonable attorneys fees. No indemnification may be made, however, if a judgment or final adjudication establishes that the individual committed acts in bad faith or with deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained financial profit or other advantage to which he was not legally entitled. Such indemnification shall be made only by the Board acting with a quorum consisting of directors who are not parties to the action in question, or by independent legal counsel, or by the shareholders and in all cases only after a finding that the applicable standard of conduct has been met.

      Under Section 722(a), the corporation may indemnify any director or officer in any action (other than an action by or in the right of the Corporation) brought against him by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer is shown to have acted in good faith, in furtherance of a purpose believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, to have had no reason to believe such conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides for permissive indemnification by the corporation of directors and officers, sued by or in the right of the corporation, against reasonable expenses including attorney's fees unless the director or officer is found to have breached his duty to the corporation under Section 717 or Section 715(h) of the Business Corporation Law, respectively. Amounts paid under this section may not include amounts paid in settlement of a threatened or pending action and expenses incurred in defense of a threatened action or settlement of a pending action without court approval.

      Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise entitles the director or officer to indemnification under Section s 721 and 722. If not wholly successful, indemnification shall be made by the corporation only if a quorum of the board, not including parties to the action, finds that the standards of Section 722 have been met. If a quorum cannot be obtained, approval may be by the board upon
(i) the opinion of independent legal counsel or (ii) a determination by the shareholders that the standards of conduct have been met by the director or officer. Expenses may be paid in advance if authorized by one of the methods discussed above. Under Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court and may receive indemnification to the extent authorized under Section 722. Expenses may also be advanced if the court finds the defendant director of officer to have raised genuine issues of fact or law. Expenses advanced must be repaid to the corporation if (i) the director or officer has not met the applicable standard which entitles him to indemnification or (ii) if he has been paid in excess of the amount to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate, by-laws, board resolutions or agreements or a condition imposed by the court in approving a settlement.

      The New York Business Corporation Law permits a corporation through its certificate of incorporation to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

16. Exhibits and Financial Statement Schedules


      (a) Exhibits


3.4   Amendment to Certificate of Incorporation of BCA Services, Inc.(4)
4.3   Warrant Agreement (1)
4.7   Revised Form of Amendment No. 1 to Warrant Agreement (2)
4.8   Revised Form of Class E Common Stock Purchase Warrant (2)
5.1   Opinion re: Legality (Filed herewith)
10.51 Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services (3)

10.52 Stock Purchase Agreement between the Company and the owners of Drew Shoe Corporation (3)
10.54 Registration Rights Agreement dated July 15, 1997 (4)
10.60 First Addendum to Stock Purchase Agreement (5)
10.61 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Charles Schuyler (6)
10.62 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Frank Shyjka (6)
10.63 Form of 10%/13% Convertible Subordinated Note (6)
10.64 Form of Warrant Agreement (6)
10.65 Form of Registration Agreement (6)
10.66 Form of Subordination Agreement (6)
10.67 Loan and Security Agreement dated as of September 19, 1997 between Bank One, National Association and Drew Shoe Corporation. (6)
10.68 Guarantee agreement by BCAM International, Inc. of obligation of Drew Shoe Corporation to Bank One, National Association. (6)
10.69 Form of Revolving Note Agreement with Bank One, National Association (6)
10.70 Term Loan Agreement with Bank One, National Association (6)
10.71 Employment Agreement dated September 19, 1997 between Charles Schuyler and the Company (7)
10.72 Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (7)
10.73 Employment Agreement dated September 19, 1997 between Larry R. Martin and the Company (7)
23.1  Consent of Ernst & Young LLP, Independent Auditors (filed herewith)
23.2  Consent of J.H. Cohn LLP, Independent Public Accountants (filed herewith)
23.3  Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in Exhibit
      5.1)
(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto
(3) Filed as an Exhibit to Registrant's Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109) and incorporated by reference thereto.
(4) Filed as an Exhibit to Registrant's Post-Effective Amendment number 13 on Form SB-2 to Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto
(5) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(6) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(7) Filed as an Exhibit to the Registrants's Registration on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto.



17. Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and continued in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                     Title                    Date
              ---------                                     -----                    ----
Principal Executive Officer:




/s/ Michael Strauss          Michael Strauss       Chairman  of the Board,      November 10, 1997
-----------------------------                      President,  Chief Executive
                                                   Officer and Director

Principal Financial Officer:


/s/ Kenneth C. Riscica       Kenneth C. Riscica    Vice President - Finance,    November 10, 1997
-----------------------------                      Chief  Financial Officer,
                                                   Treasurer and Secretary
                                                   (since October 15, 1997)

Additional Directors:


/s/ Robert P. Wong           Robert P. Wong        Vice Chairman of the         November 10, 1997
----------------------------                       Board, Chief Technology
                                                   Officer (Acting  Chief
                                                   Financial  Officer,
                                                   Acting Secretary,  Acting
                                                   Treasurer until October
                                                   15, 1997)


/s/ Norman B. Wright         Norman B. Wright      Director,  Vice Chairman of  November 10, 1997
----------------------------                       the Board, and President and
                                                   CEO of the HumanCAD(R)
                                                   division


/s/ Joel L. Gold             Joel L. Gold          Director                     November 10, 1997
----------------------------


/s/ Sandra Meyer             Sandra Meyer          Director                     November 10, 1997
----------------------------


/s/ Mark Plaumann            Mark Plaumann         Director                     November 10, 1997
----------------------------


/s/ Glenn F. Santmire        Glenn F. Santmire     Director                     November 10, 1997
----------------------------


/s/ Stephen Savitsky         Stephen Savitsky      Director                     November 10, 1997
----------------------------


/s/ Charles Schuyler         Charles Schuyler       Director                    November 10, 1997
----------------------------



                                  EXHIBIT INDEX



Exhibit
Number                 Description



3.4   Amendment to Certificate of Incorporation of BCA Services, Inc.(4)
4.3   Warrant Agreement (1)
4.7   Revised Form of Amendment No. 1 to Warrant Agreement (2)
4.8   Revised Form of Class E Common Stock Purchase Warrant (2)
5.1   Opinion re: Legality (Filed herewith)
10.51 Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services (3)
10.52 Stock Purchase Agreement between the Company and the owners of Drew Shoe Corporation (3)
10.54 Registration Rights Agreement dated July 15, 1997 (4)
10.60 First Addendum to Stock Purchase Agreement (5)
10.61 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Charles Schuyler (6)
10.62 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Frank Shyjka (6)
10.63 Form of 10%/13% Convertible Subordinated Note (6)
10.64 Form of Warrant Agreement (6)
10.65 Form of Registration Agreement (6)
10.66 Form of Subordination Agreement (6)
10.67 Loan and Security Agreement dated as of September 19, 1997 between Bank One, National Association and Drew Shoe Corporation. (6)
10.68 Guarantee agreement by BCAM International, Inc. of obligation of Drew Shoe Corporation to Bank One, National Association. (6)
10.69 Form of Revolving Note Agreement with Bank One, National Association (6)
10.70 Term Loan Agreement with Bank One, National Association (6)
10.71 Employment Agreement dated September 19, 1997 between Charles Schuyler and the Company (7)
10.72 Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (7)
10.73 Employment Agreement dated September 19, 1997 between Larry R. Martin and the Company (7)
23.1  Consent of Ernst & Young LLP, Independent Auditors (filed herewith)
23.2  Consent of J.H. Cohn LLP, Independent Public Accountants (filed herewith)
23.3  Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in Exhibit
      5.1)
(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto
(3) Filed as an Exhibit to Registrant's Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109) and incorporated by reference thereto.
(4) Filed as an Exhibit to Registrant's Post-Effective Amendment number 13 on Form SB-2 to Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto
(5) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(6) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(7) Filed as an Exhibit to the Registrants's Registration on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto